EXHIBIT 10.4

CONFIDENTIAL TREATMENT REQUESTED

The confidential portions of this exhibit have been delivered separately to the Securities and Exchange Commission pursuant to a confidential application for confidential treatment in accordance with Rule 406 of the Securities Act of 1933, as amended.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [***].

TRANSACTION PROTOCOL

BETWEEN THE UNDERSIGNED

OPTIS B.V

A company incorporated in the Netherlands with its registered office at Drentestaat 20-1083 HK Amsterdam, The Netherlands, represented for the purpose of this agreement by Mr. Colin LONGHURST in his position as the representative of the company EMT, the sole Director by virtue of the articles of association of Optis B.V. dated 8 April 1998, appended to this agreement.

OPTIS France SA

A limited company with capital of 250,000 French francs with its registered office in Paris at 52 rue de Théâtre, 75015 PARIS, entered in the Paris Trade & Companies Register with the number 419 248 471 00015, represented for the purpose of this agreement by Mr. Alain KLEINSINGER in his position as the Chairman and Managing Director duly authorised for this purpose by virtue of the meeting of the Board of Directors on 27 April 1998, the minutes of which are appended to this agreement.

Hereinafter known as the “OPTIS GROUP”

THE FIRST PARTY,

AND

Mrs Francine BEHAR-COHEN, born on 10 August 1963 in Neuilly sur Seine, residing at 78 bis, avenue Henri Martin, 75116 Paris, exercising the profession of Chief Clinician at the Hôpital Hôtel Dieu (Hôtel Dieu Hospital).

Hereinafter known as “Mrs. Francine BEHAR-COHEN”

THE SECOND PARTY

THE FOLLOWING HAVING BEEN PREVIOUSLY STIPULATED:

Professor POULIQUEN of the Hôtel Dieu suggested to Mrs. Francine BEHAR-COHEN in November 1994, as she was completing her resident medical studentship, that she should make contact with Professor Jean-Marie PAREL, then Associate Professor at the Hôtel Dieu in Paris for the purpose of developing research projects.

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One of these projects consisted of developing a device for the intraocular transfer of active substances by iontophoresis on which the Laboratory of Biophysics at the University of Miami, BASCOM PALMER EYE-INSTITUTE had worked, under the direction of Professor Jean-Marie PAREL.

Numerous scientific and technical exchanges took place between Mrs. Francine BEHAR-COHEN and Professor Jean-Marie PAREL between 1994 and 1997 and, from her base in France, Mrs. Francine BEHAR-COHEN played a decisive role in development work on the applicator, a major part of the device.

At the beginning of 1997, it became necessary to seek support from an industrial partner in order to continue research, carry out clinical trials and develop the equipment in order to arrive at the stage of a marketable medical device.

Mrs. Francine BEHAR-COHEN explained the project to Mr. Alain Kleinsinger and discussed the possibility of him taking charge of the search for finance for the project.

On the initiative of Mrs. Francine BEHAR-COHEN, Mr. Alain KLEINSINGER approached Jean-Marie PAREL and made contact with the “technology transfer” department of the University of Miami. This department advised him that the University wished to transfer the invention without incurring patent fees and that it was the sole owner of the invention.

After he had signed a confidentiality undertaking, all the information relating to the device was disclosed by the University of Miami to Mr. Alain KLEINSINGER in a document on the headed paper of the University of Miami entitled “Invention disclosure” signed by all those involved in the invention, including Mrs. Francine BEHAR-COHEN.

This document detailed the origin of the work and all the results that had been obtained. It also contained an “assignment”; an agreement to transfer the rights to the invention to the University of Miami from the inventors attached to the University of Miami.

Not being tied to the University of Miami by any legal contract, Francine BEHAR-COHEN could not be bound by this assignment. A specific transfer agreement relating to her should have been drawn up at the same time, a fact that Mr. Kleinsinger was not aware of.

Furthermore, on 23 December 1997, the University transferred its invention by means of a contract known as a “licence agreement” authorising the use of the invention and the technology. In this agreement, the University of Miami declared itself the sole owner of the rights relating to the invention (“sole owner”).

Moreover, a “Research and Development Agreement” was concluded on 13 January 1998 between the University and OPTIS BV with a view to the University continuing the research and developing the project on behalf of OPTIS.

Having been made aware of the rights of Francine BEHAR-COHEN with regard to the invention, the Optis Group now intends to recognise these rights in order to guarantee untroubled use of the patent.

This having been stipulated, the parties met in order to reach a complete and final compromise, with the application of articles 2044 and the following of Civil Law, with the aim of settling all disputes between them relating to the device for the intraocular transfer of active substances by iontophoresis and to its use by the OPTIS Group.

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THE FOLLOWING HAS BEEN AGREED AND SET DOWN

ARTICLE 1. SUBJECT

The undersigned parties agree to settle their dispute as follows:

The OPTIS Group acknowledges Mrs. Francine BEHAR-COHEN’s role as the co-inventor of the invention and therefore that she had a right to be the co-owner of the patent and its international extensions which protect the device for the intraocular transfer of active substances by iontophoresis.

Nevertheless, it is expressly agreed between the parties that Mrs. Francine BEHAR-COHEN hereby renounces her right to take action against the OPTIS Group for recovery of the registered patents.

In return, the OPTIS Group expressly recognizes the ownership rights of Mrs. Francine BEHAR-COHEN to the invention and will therefore pay her a fee calculated as outlined in article 6.

ARTICLE 2. QUALIFICATION

This agreement represents a transaction between the parties and has the authority of a final judgment pursuant to articles 2044 and the following of Civil Law.

It is binding on and commits the parties, their successors and legal claimants.

ARTICLE 3. INDIVISIBILITY

The various component parts of this transaction represent an indivisible whole and all the clauses and conditions they contain are applicable.

ARTICLE 4. VALIDITY

The parties acknowledge that they have freely discussed this agreement and that their consent is given following reflection, without a constraint of any kind and in full knowledge of the nature and extent of the rights that they have mutually agreed to waive.

As a result and subject to the implementation of this agreement, the parties mutually acknowledge that their rights have been fulfilled and undertake not to denounce this agreement in any way, pursuant to article 2052 of Civil law.

ARTICLE 5. CAPACITY

Both of the parties declare that they are not aware of any direct or indirect impediment to the conclusion and implementation of this agreement, of a contractual, legal or judicial nature.

ARTICLE 6. FEES AND CONDITIONS

6.1.           OPTIS B.V. undertakes to pay Mrs. Francine BEHAR-COHEN a pre-tax figure (all additional taxes being borne by OPTIS B.V.) of [***] of the pre-tax turnover generated for the Optis Group by use of the invention within the group and with third parties, both in France and abroad.

6.2.           As a result, OPTIS B.V. will pay this percentage calculated on the basis of the turnover generated by the granting of a French and/or foreign licence to the patent and all other profits of whatever kind generated in whole or part thanks to the direct or indirect use of the patented invention.

*** CONFIDENTIAL TREATMENT REQUESTED

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6.3.           The OPTIS Group also undertakes to guarantee optimum use of the patented invention, in a public, unequivocal and continuous manner.

6.4.           OPTIS B.V. also undertakes to bear all the costs relating to the various registrations and annual payments.

6.5.           The OPTIS B.V. GROUP will handle the contract with the University of Miami, the legal claimants of other co-inventors and any possible fees. This agreement and the contract with the University of Miami are two distinct and separate contracts.

6.6.           The same applies to contracts signed within the OPTIS Group, which may not in any way have an influence on the level of fees due to Mrs. Francine BEHAR-COHEN. In the event of an overall sale of the company Optis France to a third party, and in the event that the percentage of the fees collected by OPTIS BV is reduced, those due to Mrs. Francine BEHAR-COHEN will be reduced accordingly.

6.7.           OPTIS BV will pay the above fees within 3 months following the publication of the accounts for the financial year enabling the level of fees to be determined and will also provide a statement of the amounts received for use of the invention.

6.8.           The OPTIS Group undertakes to keep separate accounts of all the sales, transfers and concessions relating to the patent.

6.9.           All the amounts and percentages mentioned in this agreement are expressed after the deduction of VAT and/or any stoppages at source that may be due.

6.10.         The OPTIS Group will take charge of paying all duties, taxes, stoppages at source or deductions of all kinds that are due by virtue of the aforementioned remuneration.

6.11.         Any late payment will rightfully result in the application of late payment interest calculated at 1.5 times the legal rate.

6.12. Mrs. Francine BEHAR-COHEN reserves the right to examine or to have examined at any time, by an intermediary of her choice, who is bound by a code of professional secrecy, the books and activities of the OPTIS Group with a view to checking the level of her fees.

6.13. The OPTIS Group undertakes to facilitate any such examination by making its accounting documents available to her or her representative, during working hours on its premises, and by granting free access to Mrs. Francine BEHAR-COHEN or her advisor.

6.14.        The fees will be paid while the invention is being used, whether or not there is a valid patent, for a maximum of twenty (20) years from the date on which the initial patent application is submitted.

6.15. Once the invention has been marketed, the fee fixed by this agreement will be due from OPTIS BV notwithstanding the existence or not of adjustments and improvements made by the OPTIS Group or a third party.

6.16. Subject to the rights of the University of Miami, Mrs. Francine BEHAR-COHEN declares, on the day this agreement is concluded, that she is in possession of all the necessary rights to guarantee the OPTIS Group untroubled use of the rights granted and that there is therefore no hindrance or obstacle to the implementation of this agreement.

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6.17. The OPTIS Group declares that it has been fully informed of the conditions under which the invention was discovered and of its patent registration.

6.18. As a result, the OPTIS Group will take control of any proceedings and take charge of disputes relating to the patent and its extensions, at its own cost, loss and/or benefit.

6.19. Mrs. Francine BEHAR-COHEN may not be called on to provide a guarantee in any event. She nevertheless undertakes to provide all her assistance in any proceedings brought or in any defense.

6.20. In the event that the patent is transferred, OPTIS BV will inform Mrs. Francine BEHAR-COHEN of this. She will have the option of requiring from OPTIS BV the transfer to the party acquiring the patent of the obligations incumbent on the OPTIS Group under the terms of this agreement or the payment of a lump sum, the amount of which will be agreed between the parties.

ARTICLE 7. AVOIDANCE CLAUSE

Should the OPTIS Group fail to fulfill any one of its obligations, in particular should it fail to pay all or some of the amounts outlined in article 6, this agreement will be rightfully terminated without formalities should this appear necessary to Mrs. Francine BEHAR-COHEN, thirty calendar days after the issue of an official notification by means of a registered letter with acknowledgement of receipt, which has remained wholly or partly ineffective during this period, without prejudice to penalties that may also be paid to her, pursuant to the penalty clause contained in this agreement, and to other rights and methods of recourse, Mrs. Francine BEHAR-COHEN reserving the right to recover all of her rights.

Should Mrs. Francine BEHAR-COHEN fail to adhere to any one of the declarations she has made, this agreement will be rightfully terminated without formalities should this appear necessary to the OPTIS Group, thirty calendar days after the issue of an official notification by means of a registered letter with acknowledgement of receipt, which has remained wholly or partly ineffective during this period, without prejudice to penalties that may also be paid to the latter, pursuant to the penalty clause contained in this agreement, and to other rights and methods of recourse, the OPTIS Group reserving the right to recover all of its rights.

ARTICLE 8. COSTS

Mrs. Francine BEHAR-COHEN will specifically bear the costs of registering this agreement with the National Register of the INPI (French National Patent Office) should she decide to do so.

ARTICLE 9. THE SCOPE OF THIS AGREEMENT

In the view of both parties, the statement that precedes this agreement appears as an explanation and is not limitative, the aim of this agreement being to definitively put an end to any past, present or future dispute regarding the rights and obligations of the parties relating directly or indirectly to the facts and items outlined above.

The technical assistance provided by Mrs. Francine BEHAR-COHEN to the OPTIS Group in developing the device, during the course of 1998 and 1999, will form the subject of a specific consultancy agreement.

ARTICLE 10. MODIFICATIONS

Any modifications to this agreement will only be valid in the form of a codicil to this agreement.

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ARTICLE 11. TOLERANCE

The fact that one of the parties does not avail itself of any of its rights resulting from this agreement may not be interpreted, whatever the duration, extent or frequency of this tolerance, as an abandonment of the right to subsequently require adherence to any of the clauses and conditions of this agreement, at any time and without prior notice.

ARTICLE 12. ELECTION OF DOMICILE

For the implementation of this agreement, the parties elect domicile

- for OPTIS B.V. and OPTIS France at their aforementioned registered offices,

- for Mrs. Francine BEHAR-COHEN, at her aforementioned place of residence.

ARTICLE 13. APPLICABLE LAW

This agreement will be governed by and interpreted in accordance with the laws of the French Republic.

Drawn up in Paris on 23 July 1999 In 3 copies
including 1 copy for the INPI

(Appendix A, copy of all the patent applications)

/s/ Colin LONGHURST	/s/ Alain KLEINSINGER	/s/ Francine BEHAR-COHEN
Colin LONGHURST	Alain KLEINSINGER	Francine BEHAR-COHEN

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Appendix A

PATENT RIGHTS

-French patent application N°9800009 (now granted, same number)

-European patent application N°98 403189.8 (now granted, N°0927560)

-Canadian patent application N°2 257 749

-Japanese patent application N°10-373 848

-US patent application N°09/225,206 (now granted, N° 6,154,671)

-Mexican patent application N°9900311

-Korean patent application N°98-59369

-Brazilian patent application N°PI 99 00009-1

-Israeli patent application N° 127 711 (now granted, same number)

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